Exhibit 4.9

Material indicated with a “[***]” has been redacted pursuant to a request for Confidential Treatment under the Freedom of Information Act. Such material has been filed separately with the Securities and

Exchange Commission.

Translation from Hebrew. Only the Hebrew version has a legal binding effect

Date: June 28, 2012

Gazit – Globe Ltd.

Company Number 520033234

To

Israel Discount Bank Ltd.

Re: Letter of Amendment No. 2—Credit Line

Whereas:	On May 17, 2010 we, Gazit - Globe Ltd., Co. No. 51-003323-4 (hereinafter: the “Company”) signed for you on a credit line letter (hereinafter - the “Credit Line Letter”); and on August 9, 2010 we signed on amendment No. 1 to the Credit Line Letter (hereinafter : “Amendment Letter No. 1”);

And Whereas:	We have asked you to extend the validity of the credit line and the end date for the utilisation period of the credit line allocated to us in the sum of 200 million United States dollars (hereinafter: the “Credit Line Amount” ) (hereinafter; the Credit Line Amount”).

And Whereas:	Agreement has been reached between us on further conditions vis-à-vis the extension of the end of the period for the utilising of the Credit Line, all as detailed in this Letter of Ammendment below.

Therefore we Hereby Confirm, Agree, Warrant, Declare and Undertake towards you as Follows:

1.	Preamble and Interpretation -

1.1	The preamble to this document constitutes an integral part hereof.

1.2	This letter constitutes the continuation of the Credit Line Letter and Ammendment Letter No. 1 of the Credit Line and is an integral part thereof, they are to be read together, in continuation and as one, as one document and element, as conditions thereof adding and supplementary to each other.

1.3	Words and terms mentioned in this document, shall have the meanings and definitions and interpretation as stated in the Credit Line Letter.

1.4	Other than that stated in this addendum, no further change shall apply to the Credit Line Letter, which shall continue to apply with full validity and with full scope and shall be binding on the company for all intents and purposes towards the Bank.

2.	End of the Utilisation Period

The Credit Line term shall be extended from 30.4.2013 to 15.7.2017 (hereinafter - the “End of the Utilisation Period”).

3.	Commissions

3.1

Liabilities commissions as stated in Section 9.1 of the Credit Line Letter shall be at the rate of [***] per annum of the Credit Line Amount and will be collected on every 15th of July, in advance, for the next year, up until the End of the Utilisation Period. Notwithstanding the above said, the Liabilities Commissions for the year ending on 15.7.2013 will be paid on the date of the signing on this document, as detailed below: For the period between the date of the signing of this agreement and up until April 30, 2013, the Company will pay Liabilities Commissions at the rate of [***]per annum of the Credit Line Amount. For the period from April 30, 2013 and up until July 15, 2013 the Company will pay [***] percent of the Credit Line Amount. For the avoidance of doubt, the Liabilities Commission paid as stated above will not be reimbursed for next year if, for any reason, the Credit Line is cancelled and/or the debt is made immediately due and payable.

3.2	Commission for non - utilisation as stated in Section 9.2 of the Credit Line Letter shall be at the rate of [***] percent per annum of the Credit Line Amount instead of [***] percent of the Credit Line Amount which has not been utilised, starting from the date of the signing of this letter.

3.3	The commission for the preparing of the documents for this Letter of Ammendment will be at the rate of [***] percent of the Credit Line Amount and will be paid at the date of the signing of this document.

4.	Interest

4.1	The interest rate will be amended in such a way so that, starting from the date of the signing of this Letter of Ammendment it will stand at the rate of [***] percent above the bank cost, instead of [***] percent.

4.2	The Bank’s costs are to be defined as the definition of wholesale interest in Section 531 of the Credit Line Letter.

In Witness Whereof We Have Set Our Hands:

/s/ Roni Soffer, /s/ Gadi Cunia

(Stamp & Signature of the Company’s Authorised Signatories)

I, the undersigned, Adv. Adi Tamir , serve as the lawyer for Gazit - Globe Company Ltd., Company No. 520033234 (hereinafter - the “Company”), do hereby confirm for Israel Discount Bank Ltd. (hereinafter - the “Bank”) that the aforesaid document was signed on behalf of the Company by Mr. Cuna, ID No.          and Mr. Soffer, ID No.         , who are authorized, by their signatures, to bind the Company towards the Bank, in accordance with the resolutions of the competent organs of the Company which were duly adopted and also by virtue of the documents of incorporation of the Company, and that there is no restriction and/or impediment under any law and/or agreement for the creation and/or signing and/or execution of the aforesaid document in favor and for the benefit of the Bank, all as detailed and stated in the aforesaid document, in such a manner that the aforesaid document is binding on the Company, and is valid towards the Bank for all intents and purposes.

Date: 28/06/12	Advocate Adi Tamir

Company Name - Gazit - Globe Ltd.

Company No. 520033234

Address:

Date:

To

Israel Discount Bank Ltd.

Dear Sir,

At the meeting of the board of directors of Gazit - Globe Ltd., Co. No. 520033234 (hereinafter - the “Company”), held at its registered offices on                      , it was resolved as follows:-

1)	To sign on the document attached to this letter, headed: “Letter of Amendment No. 2 - Credit Line”, in favour of Israel Disocunt Bank Ltd.

2)	To empower Mr. Cunia, ID No. , and Mr. Soffer, ID No. , to sign on behalf of the Company on the aforesaid documents.

We hereby confirm that the above-said resolutions are in accordance with the current documents of incorporation of the Company, that they were registered in the book of minutes and were signed by the chairman and that all resolutions and approvals required for this transaction have been received.

        /s/ Chaim Katzman

Name and Signature of the Company’s Chairman (without stamp)

To

Israel Discount Bank Ltd.

Tel Aviv

Dear Sir,

I, the undersigned, fulfilling the position of the lawyer in the aforesaid Company, do hereby confirm for Israel Discount Bank Ltd. (hereinafter - the “Bank”) that:-

1)	The aforesaid minutes of Gazit - Globe Ltd., Company No. 520033234 (hereinafter - the “Company”), is a true copy of the original.

2)	The resolutions which were adopted and mentioned in the aforesaid minutes are in accordance with the documents of incorporation of the Company, its memorandum and articles of association, that they were registered in the book of minutes and signed by the chairman.

3)	All approvals and resolutions were obtained and adopted, and everything required in accordance with law was done, including in the competent organs of the Company in such a way so that the aforesaid resolutions are binding on the Company for all intents and purposes, towards the Bank.

4)	There is no impediment, in law and/or agreement against the adopting of the aforesaid resolutions, their execution and implementation towards the Company.

5)	Mr. Soffer ID No. and Mr. Cunia ID No. is/are the officer/officers in the Company and his/their signature/signatures on the Company’s stamp are binding on the Company for all intents and purposes.

6)	Furthermore, I hereby confirm to you that at the date recorded on the margins of this document, no application for the appointment of a temporary or permanent receiver, is pending against the Company, and no order has been issued for the appointment of a temporary or permanent receiver and/or no applications have been filed for the granting of a temporary or permanent winding-up order which is pending against the Company and/or for a temporary or permanent liquidation order and no claim or legal proceedings, including at the Bailiff’s Office, is pending against the Company and no judgment or any order has been issued against the Company which has not been executed and fully paid-up as recorded therein. Moreover, there is no charge and/or lien on the Company’s assets, fully or partially, and the Company’s assets are completely free of any debt, charge, third party right and liability.

Date 28/06/12	/s/ Adi Tamir, Advocate